Exhibit 3.3

AMERICAN HOMES 4 RENT

ARTICLES SUPPLEMENTARY

5.000% SERIES A PARTICIPATING PREFERRED SHARES

AMERICAN HOMES 4 RENT, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of Declaration of Trust of the Trust (the “Declaration of Trust”) authorize the issuance of 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), issuable from time to time in one or more series, and authorize the Trust’s board of trustees (the “Board”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: Under the authority contained in the Declaration of Trust, and pursuant to authority vested by the Board in the Pricing Committee of the Board (the “Pricing Committee”) at a telephonic meeting of the Board held on August 29, 2013, the Pricing Committee, by resolution approved at a telephonic meeting held on October 18, 2013, has classified and designated 5,060,000 Preferred Shares of the Trust as 5.000% Series A Participating Preferred Shares, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Declaration of Trust, shall be deemed to be part of Article VI of the Declaration of Trust, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Declaration of Trust.

5.000% Series A Participating Preferred Shares

(1) Designation and Number. A series of Preferred Shares, designated as the “5.000% Series A Participating Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The par value of the Series A Preferred Shares is $0.01 per share. The number of Series A Preferred Shares shall be 5,060,000.

(2) Maturity. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in paragraph (6)(g)(ii), paragraph (7)(c) and paragraph (11)(c).

(3) Ranking. The Series A Preferred Shares will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust (a “Liquidation Event”), rank (a) senior to the Common Shares and any other class or series of Equity Shares, now or hereafter issued and outstanding, the terms of which provide that such Equity Shares rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series A Preferred Shares (“Junior Equity Securities”), (b) on parity with any other preferred or convertible preferred securities of the Trust, now or hereafter issued and outstanding, other than the securities referred to in clauses (a) and (c) (“Parity Equity Securities”); and (c) junior to all Equity Shares issued by the Trust with terms specifically providing that such Equity Shares rank senior to the Series A Preferred Shares with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”). For the avoidance of doubt, the term “Equity Shares” does not include convertible debt securities, which debt securities would rank senior to the Series A Preferred Shares.

(4) Dividends.

(a) Dividends on each outstanding Series A Preferred Share shall be cumulative from and including October 25, 2013 (the “Issue Date”) and shall be payable (i) for the period from the Issue Date to, but excluding, December 31, 2013 on December 31, 2013 to holders of record as of December 15, 2013, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the last day of each March, June, September and December, commencing on March 31, 2014 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as defined herein), the dividend that would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day (as defined herein) with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day (as defined herein). Each dividend is payable to holders of record as they appear on the share records of the Trust at 5:00 p.m., New York time, on the record date, which shall be March 15, June 15, September 15 or December 15 immediately preceding the applicable Series A Dividend Payment Date, regardless of whether such day is a Business Day (each such date, a “Record Date”). Dividends shall accrue and be cumulative from the most recent Series A Dividend Payment Date to which dividends have been paid (a “Prior Dividend Payment Date”) (or if no Prior Dividend Payment Date, from the Issue Date) to, but excluding, the next Series A Dividend Payment Date, to holders of record as of 5:00 p.m., New York time, on the related Record Date, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Trust has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears. Holders of the Series A Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Shares. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Dividends payable on the Series A Preferred Shares for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series A Preferred Shares have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Shares will not be entitled to any further distributions with respect to that dividend period.

(b) From the Issue Date to but excluding September 30, 2020, holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 5.000% per annum on the $25.00 liquidation preference (the “Initial Liquidation Preference”) of each Series A Preferred Share (equivalent to $1.25 per annum per share).

(c) On and after September 30, 2020, in lieu of the dividend rate provided in paragraph (4)(b) above, holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 10.000% per annum on the sum of the Initial Liquidation Preference per Series A Preferred Share and the HPA Amount (as defined herein and calculated with respect to the period ended June 30, 2020) (if the HPA Amount for such period is a positive number) per Series A Preferred Share. For the avoidance of doubt, no dividends shall accrue on any HPA Amount (as defined herein) prior to September 30, 2020.

(d) The Board shall not authorize and declare, and the Trust shall not pay or set apart for payment, any dividends on the Series A Preferred Shares at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to the Trust’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(e) If, for any taxable year, the Trust elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of the Trust’s Equity Shares (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Shares shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Trust will make a similar allocation with respect to any undistributed long-term capital gains of the Trust which are to be included in its shareholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Trust to its shareholders.

(f) So long as any Series A Preferred Shares are outstanding, the Board shall not authorize and declare, and the Trust shall not pay or set apart for payment, except as described in the immediately following sentence, any dividends on any series or class or classes of Parity Equity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Shares for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Equity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series A Preferred Shares and such Parity Equity Securities.

(g) So long as any Series A Preferred Shares are outstanding, the Board shall not authorize and declare, and the Trust shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) or other distribution upon Junior Equity Securities, nor shall any Junior Equity Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Trust or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of preserving the Trust’s qualification as a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for Junior Equity Securities), unless in each case all cumulative dividends on all outstanding Series A Preferred Shares and any Parity Equity Securities at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Shares and all past dividend periods with respect to such Parity Equity Securities.

(h) Any dividend payment made on the Series A Preferred Shares, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(i) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(j) As used herein, the term “dividend” does not include dividends payable solely in Junior Equity Securities on Junior Equity Securities, or in options, warrants or rights to holders of Junior Equity Securities to subscribe for or purchase any Junior Equity Securities.

(5) Liquidation Preference.

(a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Trust shall be made to or set apart for the holders of Junior Equity Securities, the holders of the Series A Preferred Shares shall be entitled to receive the sum of (i) the Initial Liquidation Preference, (ii) the HPA Amount (as defined herein) (if the HPA Amount for the relevant period is a positive number), and (iii) an amount per Series A Preferred Share equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Final Liquidation Preference”); but such holders of the Series A Preferred Shares shall not be entitled to any further payment.

(b) If, upon any Liquidation Event, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Equity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Equity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Equity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), none of (i) a consolidation or merger of the Trust with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Trust’s assets, properties or business shall be deemed to be a Liquidation Event of the Trust.

(c) Subject to the rights of the holders of Parity Equity Securities, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series A Preferred Shares, as provided in this paragraph (5), any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Shares shall not be entitled to share therein.

(d) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

(6) Home Price Appreciation Amount and Cap.

(a) Home price appreciation (“HPA”) shall be calculated pursuant to paragraph (6)(b) using the Quarterly Purchase-Only Index of the Federal Housing Finance Agency (the “FHFA”), specifically the non-seasonally adjusted “Purchase-Only Index” for the “100 Largest Metropolitan Statistical Areas,” currently disclosed at the following URL: http://www.fhfa.gov/weblink/hpicbsapo.txt (the “FHFA Index”). Subject to paragraph (6)(g), the value set forth in the FHFA Index (the “FHFA Index Value”) with respect to each of the twenty-one (21) metropolitan statistical areas listed in paragraph (6)(b)(iii) (each, an “MSA”) shall be used for the purpose of calculating HPA in accordance with the provisions hereof.

(b) HPA shall be calculated as follows:

(i) The change in HPA for each MSA since June 30, 2013 shall be calculated by the Trust promptly following each Index Release Date (as defined herein) in accordance with the following equation, where “MSAx” represents any given MSA and “HPAx” represents the change in HPA for such MSA:

HPAx = ((FHFA Index Value for MSAx as of the most recent Index Release Date ÷ FHFA Index Value for MSAx as of June 30, 2013) x 100) – 100

(ii) The “Cumulative HPA” is the sum of the twenty-one (21) products of (i) the change in HPA for a given MSA since June 30, 2013 (expressed below as “HPAx” and, for any given MSA, as calculated pursuant to paragraph (6)(b)(i)) and (ii) the relative weighting for a given MSA (expressed below as “Wx” and, for any given MSA, as set forth in the table in paragraph (6)(b)(iii)), divided by 100 in order to be expressed as a percentage, which shall be calculated by the Trust promptly following each Index Release Date in accordance with the following equation:

Cumulative HPA = ((HPA1 x W1) + (HPA2 x W2) + (HPA3 x W3) + … (HPA21 x W21)) ÷ 100

(iii) The following relative weightings for each MSA shall be used in determining Cumulative HPA in accordance with paragraph (6)(b)(ii):

MSA	Relative Weighting Applied in Determining Cumulative HPA
Dallas – Plano – Irving, TX	4.754%
Fort Worth – Arlington, TX	4.753%
Indianapolis – Carmel – Anderson, IN	8.880%
Chicago – Naperville – Arlington Heights, IL	7.679%
Atlanta – Sandy Springs – Roswell, GA	7.545%
Nashville – Davidson – Murfreesboro – Franklin, TN	6.390%
Houston – The Woodlands – Sugar Land, TX	6.312%
Cincinnati, OH – KY – IN	6.119%
Salt Lake City, UT	5.495%

Tampa – St. Petersburg – Clearwater, FL	5.361%
Charlotte – Concord – Gastonia, NC	5.354%
Phoenix – Mesa – Scottsdale, AZ	5.270%
Jacksonville, FL	4.776%
Las Vegas – Henderson – Paradise, NV	4.371%
Raleigh, NC	4.040%
Columbus, OH	3.167%
Orlando – Kissimmee – Sanford, FL	3.036%
Tucson, AZ	1.867%
Greensboro – High Point, NC	1.789%
Austin – Round Rock, TX	1.550%
San Antonio – New Braunfels, TX	1.490%

TOTAL (21 MSAs)	100%

(c) The home price appreciation factor (the “HPA Factor”) for any period shall equal the product of the Cumulative HPA (calculated in accordance with paragraph (6)(b)) for such period (expressed as a percentage) multiplied by a constant investor participation percentage of fifty percent (50.0%).

(d) Subject to paragraph (6)(e), the home price appreciation amount (the “HPA Amount”) for any period shall equal the product of the Initial Liquidation Preference and the HPA Factor for such period; provided that the HPA Amount for all periods after September 30, 2020 shall be equal to the HPA Amount calculated with respect to the period ended June 30, 2020.

(e) Until September 30, 2020, the amount payable upon any conversion, redemption or Liquidation Event shall be subject to a cap, such that the total internal rate of return, when considering the Initial Liquidation Preference, plus the HPA Amount, plus all dividends (whether paid or accrued) to, but excluding, the date of such redemption, conversion or final distribution to holders in respect of a Liquidation Event, shall not exceed nine percent (9.0%).

(f) From and after the Issue Date, the Trust shall make available as soon as practicable following the date of the FHFA’s release of the FHFA Index for each quarter (each, an “Index Release Date”), a quarterly measurement showing the aggregate HPA Amount per Series A Preferred Share for each quarter since the Issue Date, substantially in the form attached hereto as Exhibit A. The Trust shall promptly update, and maintain, such information on the “For Investors” page of its corporate website.

(g)

(i) If at any time prior to September 30, 2020, the FHFA no longer publishes the FHFA Index, or if the FHFA Index no longer covers one (1) or more of the markets identified in paragraph (6)(b), the Trust shall promptly select in its sole discretion and in good faith an alternative or additional publicly available index or indices as an alternative source or sources (if more than one source is required to cover all of the markets identified in paragraph (6)(b)) after a thorough examination of publicly available indices at the time that are reasonably comparable to the FHFA Index. For the purpose of calculating the HPA Amount for any period, any such alternative source shall be considered only from and after the last period covered for any relevant market by the FHFA Index. The Trust shall publicly disclose (i) the alternative source, (ii) the amendments to the calculation of the HPA Amount to reflect the alternative source and (iii) the results of such calculations and shall otherwise comply with the requirements of this paragraph (6). Such disclosure shall be made and maintained on the “For Investors” page of the Trust’s corporate website and shall be disclosed in a Current Report on Form 8-K filed with the SEC.

(ii) If, following a thorough examination of publicly available indices in accordance with paragraph (6)(g)(i), the Trust determines in good faith that no suitable alternative source or sources is available to be selected in accordance with paragraph (6)(g)(i) (an “Absence of Suitable Indices Event”), the Trust shall as soon as reasonably practicable (and in any event within 135 days after the most recent Index Release Date), at its option, either (A) redeem all of the outstanding Series A Preferred Shares in accordance with paragraph (7)(c) or (B) convert all of the outstanding Series A Preferred Shares Class A Shares in accordance with paragraph (11)(c).

(7) Redemption. The Series A Preferred Shares are not redeemable except as provided in this paragraph (7).

(a) Redemption at the Option of the Trust. (i) Except as otherwise permitted by the Declaration of Trust and paragraph (7)(a)(ii) and paragraph (7)(c) hereof, the Trust may not redeem the Series A Preferred Shares until after September 30, 2017, except in limited circumstances relating to the Trust maintaining its qualification as a REIT as set forth in Article VII of the Declaration of Trust and pursuant to the Special Redemption Right (as defined herein). Any time after September 30, 2017 but prior to September 30, 2020, the Trust, at its option, upon giving notice as provided below, may redeem all but not less than all of the Series A Preferred Shares at any time, for cash at a redemption price equal to the Final Liquidation Preference (the “Regular Redemption Right”).

(ii) At any time after September 30, 2020, the Trust, at its option, upon giving notice as provided below, may redeem all but not less than all of the Series A Preferred Shares at the redemption price per share equal to the Initial Liquidation Preference, plus the HPA Amount calculated with respect to the period ended June 30, 2020 (if the HPA Amount for such period is a positive number) (the “Adjusted Value”), plus any accrued and unpaid dividends on the Series A Preferred Shares (whether or not declared) to, but excluding, the redemption date.

(iii) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(A) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed for trading, each notice shall state: (1) the redemption date; (2) the redemption price; (3) a statement setting forth the calculation of such redemption price in accordance with paragraph 7(a)(i); (4) the number of Series A Preferred Shares to be redeemed (it being understood that such Regular Redemption Right may only be exercised as a redemption of the Series A Preferred Shares in full); (5) the place or places where the certificates, if any, evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price; (6) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (7) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein; and (8) that payment of the redemption price will be made upon presentation and surrender of such Series A Preferred Shares.

(B) Upon any redemption of Series A Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

(C) If full cumulative dividends on the Series A Preferred Shares and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration of Trust, the Trust may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption, provided that the Trust has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(b) Special Redemption Right Upon a Change of Control. (i) Upon the occurrence of a Change of Control (as defined herein), the Trust shall have the option, upon giving notice to the holders of the Series A Preferred Shares as provided below, to redeem all but not less than all of the Series A Preferred Shares at any time within one hundred twenty (120) days after the date on which the Change of Control has occurred (the “Special Redemption Right”), for cash equal to the Final Liquidation Preference, to, but excluding, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined herein), the Trust exercises its Regular Redemption Right, Special Redemption Right or Absence of Suitable Indices Redemption Right in connection with a Change of Control, holders of Series A Preferred Shares shall not be permitted to exercise their Change of Control Conversion Right (as defined herein).

A “Change of Control” shall be deemed to have occurred at such time after the Issue Date when the following have occurred and are continuing:

(A) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of securities of the Trust entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of beneficial interest of the Trust entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(B) following the closing of any transaction referred to in clause (A) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”), or listed on an exchange that is a successor to the NYSE, NYSE MKT or NASDAQ.

(ii) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(A) A notice of redemption shall be mailed, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, each notice shall state: (1) the redemption date; (2) the special redemption price; (3) a statement setting forth the calculation of such special redemption price in accordance with paragraph 7(b); (4) the number of Series A Preferred Shares to be redeemed (it being understood that such Regular Redemption Right may only be exercised as a redemption of the Series A Preferred Shares in full); (5) the place or places where the certificates, if any, evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price; (6) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (7) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein and unless the Trust shall fail to pay the redemption price on such date; (8) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Shares; (9) that the Series A Preferred Shares are being redeemed pursuant to the Special Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (10) that the holders of the Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined herein), for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

(B) Upon the redemption of the Series A Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a Record Date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

(C) If full cumulative dividends on the Series A Preferred Shares and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration of Trust, the Trust may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption, provided that the Trust has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(c) Redemption upon Absence of Suitable Indices Event.

(i) If, following an Absence of Suitable Indices Event, the Trust does not convert all of the outstanding Series A Preferred Shares in accordance with paragraph (11)(c), the Trust shall redeem all of the Series A Preferred Shares for cash at a redemption price equal to the Final Liquidation Preference (the “Absence of Suitable Indices Redemption Right”).

(ii) The following provisions set forth the procedures for redemption pursuant to the Absence of Suitable Indices Redemption Right:

(A) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Shares at their addresses as they appear on the Trust’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed for trading, each notice shall state: (1) the redemption date; (2) the redemption price; (3) a statement setting forth the calculation of such redemption price in accordance with paragraph 7(c)(i); (4) the number of Series A Preferred Shares to be redeemed (it being understood that such Absence of Suitable Indices Redemption Right may only be exercised as a redemption of the Series A Preferred Shares in full); (5) the place or places where the certificates, if any, evidencing the Series A Preferred Shares are to be surrendered for payment of the redemption price; (6) procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price; (7) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein; and (8) that payment of the redemption price will be made upon presentation and surrender of such Series A Preferred Shares.

(B) Upon any redemption of Series A Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Shares dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Shares at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Shares before such Series A Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Shares called for redemption.

(C) If full cumulative dividends on the Series A Preferred Shares and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration of Trust, the Trust may not purchase, redeem or otherwise acquire Series A Preferred Shares or any Parity Equity Securities other than in exchange for Junior Equity Securities.

(D) On and after the date fixed for redemption, provided that the Trust has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Shares called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Shares on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Shares shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) Status of Redeemed Series A Preferred Shares. Any Series A Preferred Shares that shall at any time have been redeemed (whether by the Regular Redemption Right, the Special Redemption Right or the Absence of Suitable Indices Redemption Right) shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(8) Voting Rights. Except as otherwise set forth herein or as required by applicable law, the Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Trust. In any matter in which the holders of Series A Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series A Preferred Share held by such holder.

(a) Right to Elect Two Trustees After Extended Dividend Arrearages.

(i) If and whenever six (6) or more quarterly dividends (whether or not consecutive) payable on the Series A Preferred Shares are in arrears, whether or not authorized or declared, the number of trustees then constituting the Board shall be increased by two and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Equity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Shares”), shall have the right to elect two (2) additional trustees (each, a “Preferred Share Trustee”) at a special meeting of the holders of the Series A Preferred Shares called upon the request of at least ten percent (10%) of such holders, or at the Trust’s next annual meeting and at each subsequent annual meeting of shareholders until all unpaid dividends with respect to the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all dividend arrearages on the Series A Preferred Shares and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Shares and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect two (2) Preferred Share Trustees will cease, the terms of office of the Preferred Share Trustees shall terminate immediately and the number of trustees shall be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect the additional trustees will again vest if and whenever six (6) quarterly dividends are in arrears, as described above.

(ii) A Preferred Share Trustee shall be elected by a vote of holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the outstanding Voting Preferred Shares. Any of the Preferred Share Trustees elected by holders of the Voting Preferred Shares may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the outstanding Voting Preferred Shares. So long as a dividend arrearage continues, any vacancy in the office of any Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of the Voting Preferred Shares. In no event shall the holders of Series A Preferred Shares be entitled pursuant to these voting rights to elect a trustee that would cause the Trust to fail to satisfy a requirement relating to trustee independence of any national securities exchange on which any class or series of the Trust’s shares are listed. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the Preferred Shares.

(iii) Special meetings pursuant to this paragraph 8(a) shall be in accordance with the procedures for “Shareholder-Requested Special Meetings” in the Trust’s bylaws; except that the Trust, rather than the holders of Series A Preferred Shares, shall pay all costs and expenses of calling and holding such meeting, including without limitation, the costs of preparing and mailing or delivering notice of such meeting, of renting meeting space for such meeting to be held and of collecting and tabulating votes. At all times that the voting rights conferred by this paragraph 8(a) are exercisable, the holders of Series A Preferred Shares shall have reasonable access to the Preferred Share transfer records of the Trust.

(iv) The provisions of this paragraph 8(a) shall supersede anything inconsistent contained in the Declaration of Trust or bylaws of the Trust.

(b) Supermajority Voting Rights. So long as any Series A Preferred Shares are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares, voting together as a class with the Voting Preferred Shares, either at a meeting of shareholders or by written consent, is required (i) to authorize, create, or increase the number of authorized or issued shares of any class or series of Senior Equity Securities, or to reclassify any authorized Equity Shares of the Trust into such Senior Equity Securities, or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such Senior Equity Securities, or (ii) to amend, alter or repeal any provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Shares remain outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Shares (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Trust may create additional classes of Parity Equity Securities and Junior Equity Securities, amend the Declaration of Trust and these Articles Supplementary to increase the authorized number of Parity Equity Securities (including the Series A Preferred Shares) and Junior Equity Securities and issue additional series of Parity Equity Securities and Junior Equity Securities without the consent of any holder of Series A Preferred Shares.

(c) Effect of Redemption Upon Voting Rights. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(9) Information Rights. During any period in which the Trust is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Shares are outstanding, the Trust will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Shares, as their names and addresses appear in the record books of the Trust and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Shares. The Trust will mail (or otherwise provide) the information to the holders of Series A Preferred Shares within fifteen (15) days after the respective dates by which an annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, would be due if the Trust were subject to Section 13 or 15(d) of the Exchange Act and was required to file such reports with the SEC.

(10) Other Limitations; Ownership and Transfer. The Series A Preferred Shares constitute Equity Shares of the Trust and are governed by and issued subject to all the limitations, terms and conditions of the Declaration of Trust applicable to Equity Shares generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Declaration of Trust applicable to Equity Shares. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Shares of any other term or provision of the Declaration of Trust.

(11) Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of Trust, except as provided in this paragraph (11).

(a) Conversion at the Option of the Trust. At any time after September 30, 2017, the Trust may convert all but not less than all of the Series A Preferred Shares into Class A Shares in accordance with this paragraph (11).

(i) If such one-time conversion shall occur after September 30, 2017 but before September 30, 2020, the formula for determining the conversion ratio per Series A Preferred Share shall be equal to (A) the sum of (1) the Initial Liquidation Preference, (2) the HPA Amount for the relevant period (if the HPA Amount for such period is a positive number), and (3) any accrued and unpaid dividends to, but excluding, the fourth (4th) Business Day following the notice of conversion (the “Conversion Date”), divided by (B) the one-day volume-weighted average price of the Class A Shares on the New York Stock Exchange (“NYSE”) or, if not listed on the NYSE, such other domestic securities exchange as the Class A Shares may be listed or traded (the “VWAP”) on the date the notice of conversion is issued.

(ii) If such one-time conversion shall occur on or after September 30, 2020, the formula for determining the conversion ratio per Series A Preferred Share shall be equal to (A) the Adjusted Value, plus any accrued and unpaid dividends to, but not including, the Conversion Date, divided by (B) the VWAP on the date the notice of conversion is issued.

(iii) Prior to the issuance of any Class A Shares in connection with a conversion described in clauses (i) and (ii) above, the Trust shall register such Class A Shares under the Securities Act of 1933, as amended, and obtain approval to list such Class A Shares on the NYSE or other domestic securities exchange.

(iv) The Trust will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Declaration of Trust or bylaws of the Trust, under any agreement or instrument to which the Trust or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares a sufficient number of Class A Shares issuable upon conversion of the outstanding Series A Preferred Shares until such time as all of the outstanding Series A Preferred Shares shall have been converted, repurchased and retired or redeemed and retired. Upon conversion of each Series A Preferred Share, the Trust shall take all such actions as are necessary in order to ensure that the Class A Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such Series A Preferred Share and restrictions arising under applicable securities laws. The Trust shall not close its books against the transfer of Series A Preferred Shares or of Class A Shares issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of Series A Preferred Shares. The Trust shall assist and cooperate with any holder of Series A Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Trust). All Class A Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Trust shall take all such actions as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of the NYSE or any other domestic securities exchange upon which the Class A Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Trust upon each such issuance).

(v) For all purposes hereunder, VWAP shall be as reported by Bloomberg Business News. If a VWAP is not available on Bloomberg Business News or a similar publication, then the volume weighted average of the high and low trading prices of the Class A Shares on the NYSE (or, if not listed on the NYSE, such other domestic securities exchange as the Class A Shares may be listed or traded) calculated using the high and low prices (volume weighted) as reported on Bloomberg Business News or a similar publication on the date the notice of conversion is issued shall be used in place of VWAP for all purposes hereunder.

(b) Conversion upon a Change of Control.

(i) Upon the occurrence of a Change of Control, each holder of the Series A Preferred Shares shall have the right, subject to the Special Redemption Right of the Trust, to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of Class A Shares per Series A Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (1) the sum of (x) the Initial Liquidation Preference, plus (y) the HPA Amount for the relevant period (if the HPA Amount for such period is a positive number), plus (z) any accrued and unpaid dividends (whether or not declared) to, but excluding, the Change of Control Conversion Date (as defined herein), except if such Change of Control Conversion Date is after a Record Date for a Series A Preferred Share dividend payment for which dividends have been declared and prior to the corresponding Series A Dividend Payment Date, in which case the amount pursuant to this clause (1)(z) shall equal $0.00 in respect of such dividend payment to be made on such Series A Dividend Payment Date and such declared dividend shall instead be paid, on such dividend payment date, to the holder of record of the Series A Preferred Shares to be converted as of 5:00 p.m. New York City time, on such record date), by (2) the Class A Share Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 3.16 (the “Share Cap”), subject to the following:

(A) The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Class A Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Class A Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Class A Shares that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of Class A Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Class A Shares outstanding immediately prior to such Share Split.

(B) In the case of a Change of Control as a result of which holders of Class A Shares are entitled to receive consideration other than solely Class A Shares, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Class A Shares (the “Alternative Form Consideration”), a holder of Series A Preferred Shares shall be entitled thereafter to convert (subject to the Trust’s Special Redemption Right) such Series A Preferred Shares not into Class A Shares but solely into the kind and amount of Alternative Form Consideration which the holder of Series A Preferred Shares would have owned or been entitled to receive upon such Change of Control as if such holder of Series A Preferred Shares then held the Class A Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Class A Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(C) If the holders of Class A Shares have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of Class A Shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of Class A Shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Class A Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

(D) As used herein, the term “Class A Share Price” shall mean (i) if the consideration to be received in the Change of Control by holders of the Class A Shares is solely cash, the amount of cash consideration per Class A Share, (ii) if the consideration to be received in the Change of Control by holders of the Class A Shares is other than solely cash, (x) the average of the closing price per Class A Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Class A Shares are then traded, or (y) the average of the last quoted bid prices for the Class A Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Class A Shares are not then listed for trading on a U.S. securities exchange.

(ii) Within fifteen (15) days following the occurrence of a Change of Control, the Trust shall provide to holders of Series A Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (“Change of Control Notice”). A failure to give such Change of Control Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series A Preferred Shares except as to the holder to whom the Change of Control Notice was defective or not given. Each Change of Control Notice shall state the following: (A) the events constituting the Change of Control; (B) the date of the Change of Control; (C) the last date and time by which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (D) the method and period for calculating the Class A Share Price; (E) the Change of Control Conversion Date; (F) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Shares, holders shall not be able to convert Series A Preferred Shares designated for redemption and such shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (G) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share; (H) the name and address of the paying agent and the conversion agent; and (I) the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

(iii) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides a Change of Control Notice to the holders of Series A Preferred Shares.

(iv) In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries evidencing the Series A Preferred Shares to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice, to the transfer agent. Such conversion notice shall state: (A) the relevant Change of Control Conversion Date; (B) the number of Series A Preferred Shares to be converted; and (C) that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day selected by the Trust set forth in the Change of Control Notice that is no less than twenty (20) days nor more than thirty-five (35) days after the date on which the Trust gives such notice.

(v) Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to 5:00 PM Eastern time on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series A Preferred Shares; (ii) if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and (iii) the number of Series A Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(vi) Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(vii) In connection with the exercise of any Change of Control Conversion Right, the Trust shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into Class A Shares. Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Shares shall be entitled to convert such Series A Preferred Shares for Class A Shares to the extent that receipt of such Class A Shares would cause such holder (or any other person) to Beneficially Own, within the meaning of the Declaration of Trust, Common Shares of the Trust in excess of the Ownership Limit, as such term is defined in the Declaration of Trust.

(viii) No fractional Class A Shares shall be issued upon the conversion of the Series A Preferred Shares (whether such conversion occurs by conversion at the option of the Trust as set forth in paragraph (11)(a) or (c) hereof or by the Change of Control Conversion Right). In lieu of fractional shares, holders of the Series A Preferred Shares shall be entitled to receive the cash value of such fractional shares (A) in the case of a conversion at the option of the Trust as set forth in paragraph (11)(a) hereof, computed on the basis of the applicable per share VWAP, and (B) in the case of a conversion in connection with the Change of Control Conversion Right, based on the Class A Share Price.

(ix) The Trust will deliver all Class A Shares, cash (including, without limitation, cash in lieu of fractional Class A Shares) and any other property owing upon conversion no later than the fourth (4th) Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Class A Shares or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(c) Conversion upon an Absence of Suitable Indices Event.

(i) If, following an Absence of Suitable Indices Event, the Trust does not redeem all of the outstanding Series A Preferred Shares in accordance with paragraph (7)(c), the Trust shall convert all but not less than all of the Series A Preferred Shares into Class A Shares in accordance with this paragraph (11)(c).

(ii) The formula for determining the conversion ratio per Series A Preferred Share shall be equal to (A) the Adjusted Value, plus any accrued and unpaid dividends to, but not including, the Conversion Date, divided by (B) the VWAP on the date the notice of conversion is issued.

(iii) Prior to the issuance of any Class A Shares in connection with a conversion described in this paragraph (11)(c), the Trust shall register such Class A Shares under the Securities Act of 1933, as amended, and obtain approval to list such Class A Shares on the NYSE or other domestic securities exchange.

(iv) The Trust will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Declaration of Trust or bylaws of the Trust, under any agreement or instrument to which the Trust or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares a sufficient number of Class A Shares issuable upon conversion of the outstanding Series A Preferred Shares until such time as all of the outstanding Series A Preferred Shares shall have been converted, repurchased and retired or redeemed and retired. Upon conversion of each Series A Preferred Share, the Trust shall take all such actions as are necessary in order to ensure that the Class A Shares issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than those imposed by the holder of such Series A Preferred Share and restrictions arising under applicable securities laws. The Trust shall not close its books against the transfer of Series A Preferred Shares or of Class A Shares issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of Series A Preferred Shares. The Trust shall assist and cooperate with any holder of Series A Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Trust). All Class A Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Trust shall take all such actions as may be necessary to assure that all such Class A Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of the NYSE or any other domestic securities exchange upon which the Class A Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Trust upon each such issuance).

(12) Record Holders. The Trust and the transfer agent for the Series A Preferred Shares may deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the transfer agent shall be affected by any notice to the contrary.

(13) Miscellaneous.

(a) Preemptive Rights. No holder of Series A Preferred Shares, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of Equity Shares of the Trust or any securities convertible into or exercisable or exchangeable for shares of any class or series of Equity Shares of the Trust.

(b) Tax Withholding. The Trust may withhold from or pay on behalf of or with respect to each holder of Series A Preferred Shares any amount of U.S. federal, state, local, or foreign taxes that the Trust reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Trust pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c) Office or Agency. The Trust will at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where Series A Preferred Shares may be surrendered for payment (including upon redemption), registration of transfer or exchange.

(d) Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series A Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Shares unless so expressed herein.

(e) Terms of the Series A Preferred Shares. All references to the “terms” of the Series A Preferred Shares (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in paragraphs (1) through (13), inclusive, hereof.

THIRD: The Shares have been classified and designated by the Pricing Committee under the authority granted by the Board pursuant to the powers of the Board as contained in the Declaration of Trust. These Articles Supplementary have been approved by the Pricing Committee in accordance with the power delegated to the Pricing Committee by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective upon acceptance by the SDAT.

FIFTH: The undersigned Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 24th day of October, 2013.

American Homes 4 Rent

By:

/s/ David P. Singelyn

David P. Singelyn

Chief Executive Officer

ATTEST:

By:

/s/ Sara H. Vogt-Lowell

Sara H. Vogt-Lowell

Senior Vice President, Chief Legal Officer and Secretary

Exhibit A

Quarterly Measurement of Aggregate HPA Amount Per Series A Preferred Share

		June 30, 2013		September 30, 2013		December 31, 2013		March 31, 2014		June 30, 2014
Metropolitan Statistical Area	Relative Weighting Applied in Determining HPA	Actual POI Value	Assigned Baseline Value	Actual POI Value	Percentage Change in POI Relative to Jun 30, 2013 Baseline	Actual POI Value	Percentage Change in POI Relative to Jun 30, 2013 Baseline	Actual POI Value	Percentage Change in POI Relative to Jun 30, 2013 Baseline	Actual POI Value	Percentage Change in POI Relative to Jun 30, 2013 Baseline
Dallas – Plano – Irving, TX	4.754%	194.12	100.00
Fort Worth – Arlington, TX	4.753%	180.86	100.00
Indianapolis, IN	8.880%	164.50	100.00
Greater Chicago Area, IL	7.679%	182.20	100.00
Atlanta, GA	7.545%	174.20	100.00
Nashville, TN	6.390%	230.70	100.00
Houston, TX	6.312%	241.20	100.00
Cincinnati, OH	6.119%	166.30	100.00
Salt Lake City, UT	5.495%	323.90	100.00
Tampa, FL	5.361%	209.60	100.00
Charlotte, NC	5.354%	186.80	100.00
Phoenix, AZ	5.270%	232.50	100.00
Jacksonville, FL	4.776%	211.70	100.00
Las Vegas, NV	4.371%	133.30	100.00
Raleigh, NC	4.040%	197.10	100.00
Columbus, OH	3.167%	178.90	100.00
Orlando, FL	3.036%	180.00	100.00
Tucson, AZ	1.867%	206.70	100.00
Greensboro, NC	1.789%	161.00	100.00
Austin, TX	1.550%	316.10	100.00
San Antonio, TX	1.490%	226.50	100.00

Cumulative HPA			0.00%

HPA Factor (50% Cumulative HPA)			0.00%

HPA Amount					$—		$—		$—		$—